INVESTMENT MANAGEMENT

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Exhibit (d)(5)(v)

May 1, 2023

Voya Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement to the Expense Limitation Agreement ("ELA") between Voya Investments, LLC ("VIL") and Voya Variable Portfolios, Inc. ("VVPI"), on behalf of Voya U.S. Bond Index Portfolio (the "Portfolio"), intending to be legally bound hereby, VIL, the investment manager to the Portfolio, agrees that, from May 1, 2023 through May 1, 2024, VIL shall waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

Name of Portfolio	Maximum Operating Expense Limit
		(as a percentage of average net assets)
			Share Classes
	Adviser	I	P2	S	S2
Voya U.S. Bond Index Portfolio	0.86%	0.36%	N/A	0.61%	0.76%

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2023 through May 1, 2024. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply. VIL acknowledges that (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future, and (2)it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future. This letter agreement shall terminate upon termination of the ELA.

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May 1, 2023

Notwithstanding the forgoing, termination or modification of this letter requires approval by the Board of Directors of VVPI.

Very sincerely,

By:	/s/ Todd Modic
Name: Todd Modic
Title:	Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Variable Portfolios, Inc.

By:     /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title:   Senior Vice President, Duly Authorized